                                                                    EXHIBIT 23.3
                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
The 3DO Company:


We consent to the incorporation by reference in the registration statement on Form S-3 of the 3DO Company of our report dated April 12, 1996, relating to the balance sheet of New World Computing, Inc. as of December 31, 1995, and the related statements of operations and retained earnings, and cash flows for the year then ended, which report appears in the Form 8-K/A, Amendment No. 1, of the 3DO Company dated August 22, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                KPMG Peat Marwick LLP


San Diego, California
August 27, 1996

                                       25